March 18, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 18, 1999, of Electropharmacology, Inc. and are in agreement with the statements contained in the first, third, fifth and sixth paragraphs on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                              ERNST & YOUNG LLP




Copy to Dr. Arup Sen
         Chairman and Chief Executive Officer
         Electropharmacology, Inc.